ASSIGNMENT OF BENEFICIAL INTEREST

ASSIGNMENT made to be effective October 1, 2007 by Leo Greenfield, an individual (the "Assignor"), to Distribution Management Services, Inc., a Florida corporation (the "Assignee").

WITNESSETH:

WHEREAS, the Assignor is the owner and holder of a certain claim and beneficial interest against Frank Albero, a/k/a Augustin Albero, a/k/a Augustin F. Albero, a/k/a Augustin Francisco Albero and Albero Granite, Inc., a Nevada corporation, and Maria Cristina Vilchez; and

WHEREAS, the Assignor desires to assign an undivided one-half interest to his right title, and beneficial interest in and to a Final Judgment of Specific Performance that was awarded to the Assignor on February 8, 2007 to the Assignee; and

WHEREAS, no agreement, law, or order restricts or prevents the partial assignment of the Judgment.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the Assignor hereby assigns to the Assignee one-half of his entire right, title, and interest in and to said Judgment including all profit or income derived therefrom to the Assignee.

IN WITNESS WHEREOF, Assignor has executed this Assignment of a certain claim and Beneficial Interest on the day, month and year first above written.

LEO GREENFIELD
As an individual